Exhibit 10.63
Change of Control Severance Agreement

INTER-TEL, INCORPORATED

TIER 1
KEY EMPLOYEE
CHANGE OF CONTROL SEVERANCE AGREEMENT

     This Key Employee Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between       (the “Executive”) and Inter-Tel, Incorporated, an Arizona Corporation (the “Company”), effective as of March        , 2004 (the “Effective Date”).

RECITALS

1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other control change transaction. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company.

2. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3. The Board believes that it is appropriate to provide Executive with certain severance benefits upon Executive’s termination of employment following a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement between the Company and Executive (an “Employment Agreement”). If Executive’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under his or her Employment Agreement (if applicable) or under existing Company benefit plans and programs.

3. Acknowledgment Regarding Acceleration upon Change of Control. The Company and Executive hereby acknowledge that pursuant to the terms of the Company’s 1997 Long Term Incentive Plan and the related option agreement to which the Company and Executive are parties, upon a Change of Control, 100% of Executive’s then outstanding options to purchase shares of the Company’s Common Stock (the “Options”) shall immediately vest and become exercisable (that is, in addition to the shares subject to the Options which have vested and become exercisable as of the date of such Change of Control), but in no event shall the number of shares subject to such Options which so vest exceed the total number of shares subject to such Options. Additionally, 100% of the shares of the Company’s Common Stock then held by Executive subject to a Company repurchase right (the “Restricted Stock”) shall immediately vest and have such Company right of repurchase with respect to such shares of

Restricted Stock lapse (that is, in addition to the shares of Restricted Stock which have vested as of the date of such Change of Control), but in no event shall the number of shares which so vest exceed the number of shares of Restricted Stock outstanding immediately prior to the Change of Control.

4. Severance Benefits.

               (a) Involuntary Termination Following a Change of Control. If either (A) within ninety (90) days prior to a Change of Control or (B) within twenty-four (24) months following a Change of Control (i) Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (ii) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment for other than Cause, and Executive signs and does not revoke a standard release of claims with the Company in a form acceptable to the Company (such acceptance not to be unreasonably withheld), then Executive shall receive the following severance from the Company:

                    (i) Severance Payment. Executive shall be entitled to receive a lump-sum severance payment equal to (A) twenty-four (24) months of Executive’s annual base salary (as in effect immediately prior to (1) the Change of Control, or (2) Executive’s termination, whichever is greater) and (B) 100% of Executive’s earned but unpaid bonus as of the date of such termination.

                    (ii) Continued Employee Benefits. Executive shall receive Company-paid coverage for a period of twelve (12) months for Executive and Executive’s eligible dependents under the Company’s Benefit Plans.

               (b) Timing of Severance Payments. The severance payment to which Executive is entitled shall be paid by the Company to Executive in cash and in full, not later than ten (10) calendar days after the date of the termination of Executive’s employment as provided in Section 4(a). If Executive should be entitled to a severance payment and should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

               (c) Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive or (ii) for Cause by the Company, then Executive shall not be entitled to receive severance or other benefits except for those (if any) provided for in an Employment Agreement or as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

               (d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his or her death, then Executive shall not be entitled to receive severance or other benefits except for those (if any) provided for in an Employment Agreement or as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

               (e) Termination Apart from Change of Control. In the event Executive’s employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twenty-four (24) month period following a Change of Control, then Executive shall be entitled to receive severance and any other benefits only as provided for in an Employment Agreement, if any, or as may then be established under the Company’s existing written severance and benefits plans and practices, if any, or pursuant to any other written agreements with the Company.

               (f) Exclusive Remedy. In the event of a termination of Executive’s employment either (A) within ninety (90) days prior to a Change of Control or (B) within twenty-four (24) months following a Change of Control, the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled (including any provisions in an Employment Agreement), whether at law, tort or contract, in equity, or under this Agreement. Executive shall be entitled to no benefits, compensation or other payments or rights upon termination of employment following a Change in Control other than those benefits expressly set forth in this Section 4 or as otherwise set forth in existing Company benefit plans and programs.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 4(a)(i) shall be either:

               (a) delivered in full, or

               (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

               (a) Benefit Plans. “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, vision and/or financial counseling benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment. Notwithstanding any contrary provision of this Section 6, but subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents.

               (b) Cause. “Cause” means (i) an act of dishonesty made by Executive in connection with such Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendre to, a felony which the Board reasonably believes had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company, (iv) circumstances where Executive intentionally imparts material confidential information relating to the Company or its business to competitors or to other third parties other than in the course of carrying out Executive’s duties, or (v) Executive’s continued substantial violations of such Executive’s duties as an employee after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed such Executive’s duties and after such Executive has been given at least sixty (60) days to cure such performance issues.

               (c) Change of Control. “Change of Control” means the occurrence of any of the following:

                    (i) Any action or event occurring within a two-year period, as a result of which fewer than a majority of the outside directors of the Company are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are outside directors of the Company as of the date hereof, or (B) are elected, or nominated for election, as an outside director to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                    (ii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                    (iii) The consummation of the sale, lease or other disposition by the Company of seventy-five percent (75%) or more of the Company’s assets.

               (d) Disability. “Disability” shall mean that Executive has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

               (e) Good Reason. “Good Reason” means without Executive’s express written consent (i) a significant reduction of Executive’s duties, position or responsibilities, or the removal of such Executive from such position and responsibilities, unless Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); (ii) a reduction by the Company in the compensation of Executive as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of benefits or perquisites to which Executive was entitled immediately prior to such reduction with the result that such Executive ‘s overall benefits package is significantly reduced; (iv) the relocation of Executive to a facility or a location more than fifty (50) miles from Executive ‘s then present location.

7. Successors.

               (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

               (b) The Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

               (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Office.

               (b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.

9. Miscellaneous Provisions.

               (a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

               (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

               (c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

               (d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including (without limitation) an Employment Agreement). No future agreements between the Company and Executive may supersede this Agreement, unless they are in writing and specifically mention this Section 9(d).

               (e) Choice of Law. The laws of the State of Arizona (without reference to its choice of laws provisions) shall govern the validity, interpretation, construction and performance of this Agreement.

               (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

               (g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

               (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	INTER-TEL, INCORPORATED

By:

Title:

EXECUTIVE	By:

Title: